Exhibit 10.13

SUBLEASE

        THIS SUBLEASE is made and entered into this 30th day of September, 2010, by and between CA, INC., a Delaware corporation ("Sublandlord") and EPOCRATES, INC., a Delaware corporation ("Subtenant").

        1.    BASIC SUBLEASE PROVISIONS.

          A.    Property Address:    200 Princeton South, Route 31 @ I-95, Ewing, New Jersey

          B.    Subtenant's Address (for notices):    Epocrates, Inc., 1100 Park Place, Suite 300, San Mateo, California 94403, Attention: Mr. John Owens, with a copy to Epocrates, Inc., 1100 Park Place, Suite 300, San Mateo, California 94403, Attention: General Counsel

          C.    Sublandlord's Address (for notices):    CA, Inc. One CA Plaza, Islandia, New York 11749, Attention: Lease Administration, with a copy to Sublandlord CA, Inc., One CA Plaza, Islandia, New York 11749, Attention: Legal-Real Estate Notice

          D.    Prime Landlord:    Princeton South Development, L.L.C., a Delaware limited liability company.

          E.    Prime Landlord's Address (for notices):    c/o Opus Properties, L.L.C., 10350 Bren Road West, Minnetonka, Minnesota 55343, Attention: Vice President.

          F.     Identification of Prime Lease and all amendments thereto:

          That certain Lease dated November 8, 2006 between Princeton South Development, L.L.C., as landlord, and CA, Inc., as tenant.

          G.    Sublease Term:    The period beginning on the Commencement Date and ending on the Expiration Date.

          H.    Commencement Date:    The latest of: (1) October 1, 2010, or (2) the date on which Sublandlord receives from Prime Landlord written notice that Prime Landlord has approved this Sublease. The "Rent Commencement Date" shall be a date six (6) months after the Commencement Date.

          I.     Expiration Date: March 31, 2014

          J.     Base Rent:    $399,321.00 per annum plus $35,836.50 per annum for electricity, for a total Base Rent of $435,157.50 per annum.

          K.    Payee of Rent:    CA, Inc.

          L.    Address for Payment of Rent:    CA, Inc. One CA Plaza, Islandia, New York 11749, Attention: Treasurer—Rent Collection. Sublandlord will not, and is not obligated to, recognize the receipt of any payments not directed to the Treasurer—Rent Collection. Failure to address payments in this manner will be considered a default of payment under this Sublease and subject to the penalties and other remedies contained herein.

          M.   Sublease Share:    24.67% (which percentage shall be appropriately adjusted if the size of the space leased by Sublandlord under the Prime Lease (the "Leased Space") changes so that the percentage shall equal a fraction, expressed as a percentage, the numerator of which is the rentable square footage of the Premises and the denominator of which is the rentable square footage of the Leased Space at the time in question).

          N.    Description of Premises:    Approximately 20,478 rentable square feet on the 3rd floor in the building located at 200 Princeton South, Ewing, New Jersey, as shown in the diagram annexed hereto as Exhibit A.

          O.    Security Deposit:    $33,276.75

          P.     Subtenant's Use:    General and executive offices.

          Q.    Broker:    For Sublandlord: Jones Lang LaSalle Americas, Inc.

            For Subtenant:    Triad Properties

          R.    Electricity:    Included in the Base Rent set forth in Section 1(J) above, subject to increase pursuant to the provisions of Section 9(A) hereof.

          S.     Parking:    Sublandlord will permit Subtenant's use, without charge, of four (4) parking spaces for each one thousand (1,000) rentable square feet of the Premises, as shown in the Parking Plan annexed hereto as Exhibit E. Except as provided below, all parking spaces are designated on an unassigned, first-come, first-served and non-exclusive basis and shall be subject to any limitations, requirements and/or restrictions under the Prime Lease and any other rules and regulations as may be imposed with respect to parking by Prime Landlord from time to time. Subject to the provisions of Section 6.1.6 of the Prime Lease, Subtenant may, by notice to Sublandlord, elect to designate, as part of its allocation of parking spaces provided above, up to four (4) reserved parking spaces. Any such reserved parking spaces shall be marked as reserved for Subtenant, provided that Prime Landlord agrees thereto.

          T.     Signage Rights:    Subject to the consent of Prime Landlord, Sublandlord shall provide Subtenant with one standard building directory listing. Subject to the consent of Prime Landlord and Sublandlord (which consent of Sublandlord shall not be unreasonably withheld or delayed), Subtenant shall have the right to building standard identification signage on the entry door of the Premises, which identification signage shall be installed by Subtenant at Subtenant's sole cost and expense.

          U.    Furniture:    This Sublease shall include all right, title and interest of Sublandlord in and to the furniture and moveable office equipment located in the Premises, exclusive of telephone and video conferencing equipment, as listed in the Furniture Inventory included as Exhibit F to this Sublease (the "Furniture"). Subtenant acknowledges that Sublandlord shall have no responsibility for the maintenance, repair and insurance of the Furniture. Upon the expiration or earlier termination of this Sublease, Subtenant shall, at Subtenant's expense, remove all of the Furniture from the Premises and repair any damage thereto caused by such removal, and Sublandlord shall be deemed to have relinquished all right, title and interest in and to the Furniture.

          V.     Sublandlord Improvement Work, if any:    Sublandlord shall, at its sole cost and expense and subject to Prime Landlord's consent, shall deliver the premises fully demised, as shown in the plan attached hereto as Exhibit D. Sublandlord will also provide a Subtenant Improvement Allowance of $5.00 per rentable square foot (i.e., $102,390.00), which shall be applied solely to the cost of constructing improvements in the Premises and Subtenant's costs for architects' and engineers' fees, installation of wiring and cabling and the cost of furniture and equipment, all of the foregoing for Subtenant's preparing the Premises for the conduct of Subtenant's business therein. Such allowance shall be payable to Subtenant at one time, within sixty (60) days of Sublandlord's receipt from Subtenant of the following: (i) copies of paid invoices for the costs listed above, certified as accurate by Subtenant or Subtenant's architect; (ii) waivers of lien from all persons who performed work or furnished services, materials or equipment for the improvement of the Premises on behalf of Subtenant, including Subtenant's contractors, subcontractors and suppliers for which Subtenant then seeks payment or reimbursement (or, if a waiver of lien is not available in a particular case after Subtenant uses reasonable efforts to obtain such waiver, a signed receipt for the amount paid), and (iii) a certificate from Subtenant's architect certifying that the construction of Subtenant's improvements in the Premises have been substantially completed substantially in accordance with the plans and specifications submitted by Subtenant. Any portion of the Subtenant Improvement Allowance not used by Subtenant as provided above shall be applied to the installments of Rent under this Sublease next coming due.

        2.    PRIME LEASE.    Sublandlord is the tenant under a Prime Lease (the "Prime Lease") with the Prime Landlord identified in Section 1(D), bearing the date specified in Section 1(F). Sublandlord represents to Subtenant that (a) attached hereto as Exhibit B is a full and complete copy of the Prime Lease (with certain economic provisions not relevant to this Sublease redacted), (b) the Prime Lease is, as of the date hereof, in full force and effect, and (c) Sublandlord has received no notice from Prime Landlord alleging a default by Sublandlord under the Prime Lease. Sublandlord shall not modify the Prime Lease in a manner that (i) increases Subtenant's monetary obligations hereunder, or (ii) increases Subtenant's other obligations or decreases its rights hereunder, other than to a de-minimis extent.

        3.    SUBLEASE.    Sublandlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of the Subtenant to be performed, hereby subleases to Subtenant, and Subtenant accepts from Sublandlord, certain space described in Section 1(N) (the "Premises") and located in the building (the "Building"), situated on and a part of the property (the "Property") located at the address set forth in Section 1(A). Subtenant shall have the right to use the "Common Area" of the Building as described in the definition of "Common Area" in the Prime Lease, subject to the provisions of Section 4.5 of the Prime Lease.

        4.    TERM.    The term of this Sublease (hereinafter, the "Term") shall commence on the date specified in Section 1(H). The Term shall expire on the date (the "Expiration Date") specified in Section 1(I), unless sooner terminated as otherwise provided elsewhere in this Sublease. Upon the determination of the Commencement Date, the parties shall, upon the request of either party, complete, execute and deliver a Commencement Date Agreement in the form of Exhibit C annexed hereto.

        5.    POSSESSION.    Sublandlord agrees to deliver possession of the Premises on the Commencement Date in their condition as of the execution and delivery hereof, reasonable wear and tear excepted; that is to say, AS IS, with the understanding that there shall be no obligation on the part of Sublandlord to incur any expense whatsoever in connection with the preparation of the Premises for Subtenant's occupancy thereof, except that Sublandlord, at Sublandlord's expense, shall deliver possession of the Premises on the Commencement Date with the demising work referred to in Section 1(V) completed. With respect to the Furniture specified in Section 1(U) of this Sublease, THE FURNITURE IS PROVIDED "AS IS", "WHERE IS" AND WITH ALL FAULTS, AND SUBLANDLORD HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY AND ALL OF THE FURNITURE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF ANY OF THE FURNITURE FOR A PARTICULAR PURPOSE.

        6.    SUBTENANT'S USE.    The Premises shall be used and occupied only for the Subtenant's Use set forth in Section 1(P).

        7.    RENT.    Beginning on the Rent Commencement Date, Subtenant agrees to pay the Base Rent set forth in Section 1(J) to the Payee specified in Section 1(K), at the address specified in Section 1(L), or to such other payee or at such other address as may be designated by notice in writing from Sublandlord to Subtenant, without prior demand therefor and without any deduction whatsoever. Base Rent shall be paid in monthly installments in advance on the first day of each month of the Term, except that the first installment of Base Rent shall be paid by Subtenant to Sublandlord upon execution of this Sublease by Subtenant. Base Rent shall be pro-rated for partial months at the beginning and end of the Term. All charges, costs and sums required to be paid by Subtenant to Sublandlord under this Sublease in addition to Base Rent shall be deemed "Additional Rent", and Base Rent and Additional Rent shall hereinafter collectively be referred to as "Rent". Subtenant's covenant to pay Rent shall be independent of every other covenant in this Sublease. If any item of Rent is not paid within five (5) business days after the same becomes due, Subtenant shall pay, relative to the delinquent payment, (i) for the first two delinquent payments in any twelve (12)-month period, interest on the unpaid amount from the date the same becomes due at the "Maximum Rate" (as such term is defined in the Prime Lease), and (ii) for further delinquent payments within a twelve (12)-month period, (A) a late charge equal to five percent (5%) of the unpaid amount plus (B) interest on the unpaid amount from the date the same becomes due at the Maximum Rate (as such term is defined in the Prime Lease).

        8.    ADDITIONAL RENT.    Beginning on the Rent Commencement Date, Subtenant shall pay to Sublandlord, as Additional Rent, the Sublease Share set forth in Section 1(M) of all amounts payable by Sublandlord under Article 3 of the Prime Lease, adjusted so that Subtenant's payments shall be computed as if the "Base Year for Expenses" (as defined in the Prime Lease) were calendar year 2010. Such payments shall be appropriately adjusted for any partial period. Any such amounts shall be referred to as "Operating Expense Adjustments". Additional Rent payable pursuant to this Section shall be based upon statements or invoices received by Sublandlord. Subtenant shall not be liable for payments of Operating Expense Adjustments for a particular calendar year if not billed within three (3) years after the end of such calendar year. Subtenant shall also be responsible for all charges not billed under Operating Expense Adjustments such as overtime HVAC charges, and other special services incurred at the request of, or on behalf of Subtenant, and Subtenant shall pay such charges to Sublandlord as Additional Rent upon receipt of an invoice for such charges on the same basis as such charges are billed under the Prime Lease, and in any case no fewer than five (5) days prior to the date upon which Sublandlord's corresponding payment is due to the Prime Landlord. Subtenant shall not have the right to question the propriety of, timing of or the basis for any billing referred to in this Section 8 and Sublandlord shall be under no obligation to contest any such billing. Sublandlord shall, however, at the written request of Subtenant, furnish to Subtenant evidence of charges as provided to Sublandlord from Prime Landlord or otherwise. In addition, Subtenant shall reimburse Sublandlord for Sublandlord's actual costs related to any and all other expenses incurred as a result of Subtenant's occupancy of the Premises. These costs include, but are not limited to, after hours HVAC, supplemental HVAC, if any, additional janitorial services, day porter services, and electrical charges for supplemental electrical usage. Sublandlord acknowledges that if Subtenant and other occupants are using overtime or supplemental HVAC for which Prime Landlord imposes a single charge, then Subtenant shall pay only its proportionate share, based on square footage, of the charges therefor.

        9.    SUBTENANT'S OBLIGATIONS.    Subtenant shall be responsible for, and shall, beginning on the Commencement Date, pay the following:

          A.    Charges for electricity shall be payable by Subtenant as provided in Section 1(R) of this Sublease. If Sublandlord, in its reasonable discretion exercised at any time during the Term, determines that its electricity charges have increased as a result of Subtenant's consumption of electricity in the Premises in excess of normal amounts for office use, then Sublandlord may, at Sublandlord's expense, conduct a survey of Subtenant's electric usage (which shall be performed by an independent engineer or electrical consultant and which shall use standard methods used by electrical engineers and consultants to determine consumption). If the survey shows that Subtenant's average consumption of electricity exceeds consumption for normal office use, taking into account the size of the Premises, then Sublandlord, at its option may elect that Subtenant's electricity will be measured by a submeter and invoiced in accordance with the consumption measured thereby. In such case, (i) Sublandlord and Subtenant shall each pay one half of the cost of installing and maintaining the submeter, (ii) at such time as the submeter is operational, electricity shall be invoiced in accordance with the consumption measured by the submeter and the Base Rent shall be decreased by the amount thereof attributable to electricity, and (iii) Sublandlord will deliver invoices for electricity based on its actual cost (including applicable discounts received by Sublandlord from the utility provider) for kilowatts and kilowatt hours as measured by the submeter, without markup. Amounts so invoiced for electricity shall be payable by Subtenant as Additional Rent and shall be due within thirty (30) days after delivery to Subtenant.

          B.    All maintenance, repairs and replacements as to the Premises and its equipment, and cleaning and refuse removal, to the same extent Sublandlord is obligated to perform the same under the Prime Lease. Subtenant's maintenance and repair obligations shall not include (i) capital improvements or replacements, unless necessitated by damage caused by Subtenant, its agents, employees or contractors, or persons claiming by, through or under Subtenant (collectively, "Subtenant Persons"), (ii) correction of any pre-existing violation of law or a change to any pre-existing condition of the Premises (unless necessitated by Subtenant's alterations or improvement work where such correction or change would not be required but for such work), or (iii) repairs to the demising wall installed as Sublandlord Improvement Work.

        10.    QUIET ENJOYMENT.    So long as Subtenant is not in default in the performance of its covenants and agreements in this Sublease, Subtenant shall peacefully and quietly have, hold and enjoy the Premises subject, however, to the terms, provisions and obligations of this Sublease and the Prime Lease.

        11.    SUBTENANT'S INSURANCE.    Subtenant shall procure and maintain, at its own cost and expense, such liability insurance as is required to be carried by Sublandlord under the Prime Lease, naming Sublandlord, as well as Prime Landlord, in the manner required therein and such property insurance as is required to be carried by Sublandlord under the Prime Lease to the extent such property insurance pertains to the Premises. If the Prime Lease requires Sublandlord to insure leasehold improvements or alterations, then Subtenant shall insure such leasehold improvements which are located in the Premises, as well as alterations in the Premises made by Subtenant. Subtenant shall furnish to Sublandlord a certificate of Subtenant's insurance required hereunder prior to Subtenant's taking possession of the Premises. Each party hereby waives claims against the other for property damage provided such waiver shall not invalidate the waiving party's property insurance; each party shall attempt to obtain from its insurance carrier a waiver of its right of subrogation. Subtenant hereby waives claims against Prime Landlord and Sublandlord for property damage to the Premises or its contents if and to the extent that Sublandlord waives such claims against Prime Landlord under the Prime Lease. Subtenant agrees to obtain, for the benefit of Prime Landlord and Sublandlord, such waivers of subrogation rights from its insurer as are required of Sublandlord under the Prime Lease.

        12.    ASSIGNMENT OR SUBLETTING.

          A.    Subtenant shall not, without the prior written consent of Sublandlord and Prime Landlord, (i) assign, convey or mortgage this Sublease or any interest under it; (ii) allow any transfer thereof or any lien upon Subtenant's interest by operation of law; (iii) further sublet the Premises or any part thereof; or (iv) permit the occupancy of the Premises or any part thereof by anyone other than Subtenant. Transfers of fifty percent (50%) or more of the stock or other ownership interests in Subtenant, whether in one transaction or in the aggregate, shall be deemed to be an assignment of this Sublease for which prior notice to Sublandlord must be provided (however, Sublandlord's consent shall not be required therefor). Notwithstanding the foregoing, Subtenant shall have the same rights with respect to "Permitted Transfers" that Sublandlord has under the Prime Lease, with the Prime Lease definition of "Permitted Transfers" (and the provisions of Section 13.4 of the Prime Lease) incorporated herein by reference with references to Prime Landlord referring to Sublandlord and references to Sublandlord referring to Subtenant. If Subtenant desires to assign its interest in this Sublease, or further sublet all or part of the Premises, then Subtenant shall submit a written request to Sublandlord accompanied by such financial and other information concerning the proposed assignee or subtenant, and the terms of the assignment or further sublease, as Sublandlord may reasonably request. Except for Permitted Transfers, any such request made by Subtenant to assign this Sublease or enter into a further sublease of all or any portion of the Premises shall be deemed an offer by Subtenant which shall be irrevocable for a period of thirty (30) days to surrender all of the Premises to Sublandlord. If such offer is accepted, such surrender shall be effective as of the date that the proposed assignment or further sublease would have commenced. Subtenant shall quit and surrender the Premises as if this Sublease by its terms expired on such date, and the Base Rent and Additional Rent under Section 8 shall be apportioned as of such date. If Subtenant's offer to surrender the Premises in connection with a proposed assignment or further sublease of all or a portion of the Premises is not accepted by Sublandlord within thirty (30) days, or if Sublandlord declines such offer, then Sublandlord's consent to such an assignment of this Sublease or such a further sublease of the Premises shall not be unreasonably withheld. Notwithstanding the foregoing, Sublandlord shall not in any event be obligated to consent to any such proposed assignment or further subletting unless:

            (a)   the proposed assignee or sub-subtenant is of a financial standing and is engaged in a business and the Premises will be used in a manner which is in keeping with the then standards of the Building;

            (b)   the proposed assignee or sub-subtenant is a reputable party;

            (c)   there shall be no default by Subtenant under any of the terms, covenants and conditions of this Sublease at the time that Sublandlord's consent to any such assignment or sub-subletting is requested and on the effective date of the assignment or the proposed sub-sublease;

            (d)   the proposed assignee or sub-subtenant shall not be (i) a government or any subdivision or agency thereof, (ii) a school college, university or educational institution of any type, whether for profit or non-profit, (iii) a direct competitor of Sublandlord (iv) an employment or recruitment agency, or (v) a telephone solicitation business;

            (e)   such proposed further subletting will result in there being no more than two occupants of the Premises; and

            (f)    the proposed assignee or sub-subtenant is not a tenant or occupant of the Building or a person with whom Sublandlord or Prime Landlord is negotiating with or has negotiated with for the leasing or subleasing of any space in the Building.

          If Sublandlord consents to any assignment of this Sublease or further subletting of all or any portion of the Premises, Sublandlord shall request the consent of Prime Landlord and deliver to Prime Landlord any information that Subtenant submits in connection with its proposal to assign or sublet. Any cost of obtaining Prime Landlord's consent shall be borne by Subtenant.

          B.    No assignment or further subletting shall relieve Subtenant from Subtenant's obligations and agreements hereunder and Subtenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment or subletting had been made.

          C.    The consent of Sublandlord or Prime Landlord to an assignment or a subletting shall not relieve Subtenant from its obligation to obtain the express consent in writing of Sublandlord and Prime Landlord to any other assignment or subletting.

          D.    If Subtenant's interest in this Sublease is assigned, or if the Premises or any part hereof is sublet or occupied by anyone other than Subtenant, Sublandlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Base Rent and all Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the provisions of this Section 12 or of any default hereunder or the acceptance of the assignee, subtenant or occupant as Subtenant, or a release of any of the covenants, conditions, terms and provisions on the part of Subtenant to be performed or observed.

          E.    Subtenant shall pay to Sublandlord, as and when received by Subtenant, an amount or amounts equal to fifty percent (50%) of: (i) any rent or other consideration due to Subtenant by any sub-subtenant which is in excess of the Rent then being paid by Subtenant to Sublandlord pursuant to the terms of this Sublease, and (ii) any other profit or gain realized by Subtenant from any such assignment or sub-subletting; all sums payable hereunder by Subtenant shall be paid to Sublandlord as Additional Rent immediately when due and, if requested by Sublandlord, Subtenant shall promptly enter into a written agreement with Sublandlord setting forth the amount of Additional Rent due to Sublandlord pursuant to this Section 12(E). The provisions of this Section 12(E) shall not apply to Permitted Transfers.

          F.     Subtenant shall reimburse Sublandlord for any expenses that may be incurred by Sublandlord in connection with the proposed assignment or sub-sublease, including without limitation the costs of making investigations as to the acceptability of a proposed assignee or sub-subtenant and reasonable legal expenses incurred in connection with the granting of any requested consent to the assignment or sub-sublease, and indemnify Sublandlord and Prime Landlord with respect to any claims made by any broker or finder in connection with the proposed assignment or sub-sublease.

          G.    The Extension Option set forth in Section 38 is personal to the Subtenant named herein and is not assignable to the proposed sub-subtenant or assignee, other than transferees pursuant to a Permitted Transfer.

        13.    RULES.    Subtenant agrees to comply with all rules and regulations that Prime Landlord has made or may hereafter from time to time make for the Building. Sublandlord shall not be liable in any way for damage caused by the non-observance by any of the other tenants of such similar covenants in their leases or of such rules and regulations.

        14.    REPAIRS AND COMPLIANCE.    Subtenant shall promptly pay for the repairs set forth in Section 9(B) hereof and Subtenant shall, at Subtenant's own expense, comply with all laws and ordinances, and all orders, rules and regulations of all governmental authorities and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the Premises or to Subtenant's use thereof (except that unless expressly provided to the contrary herein, Subtenant shall not be responsible to cure pre-existing violations of law or change pre-existing conditions). Further, Subtenant shall not be required to make Alterations (as defined below) in order to effect such compliance unless Sublandlord has a corresponding obligation with respect thereto under Section 7.2.3 of the Prime Lease.

        15.    FIRE OR CASUALTY OR EMINENT DOMAIN.    In the event of a fire or other casualty affecting the Building or the Premises, or of a taking of all or a part of the Building or Premises under the power of eminent domain, Subtenant shall promptly notify Sublandlord thereof in writing. If Sublandlord receives a rent abatement under the Prime Lease as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Subtenant shall be entitled to the Sublease Share of such rent abatement unless the effect on the Premises of such fire or other casualty or such taking shall be substantially disproportionate to the amount of the abatement, in which event the parties shall equitably adjust the abatement as between themselves, based on the relative impact of the fire or other casualty, or the taking, as the case may be. To the extent the Prime Lease gives Sublandlord the right to terminate the Prime Lease in the event of damage or destruction to the Building or the Premises or a taking of all or part thereof by eminent domain, Sublandlord may, in its sole discretion, exercise any such right and shall notify Subtenant of such exercise, in which case this Sublease shall terminate five (5) days prior to the date of termination of the Prime Lease. In addition, if the Premises cannot be made tenantable within 240 days after the date of the fire or other casualty or if all or part of the Premises is taken by condemnation, then Subtenant shall have the same right to terminate this Sublease that Sublandlord has to terminate the Prime Lease under Section 11.2 thereof. If the Prime Lease imposes on Sublandlord the obligation to repair or restore leasehold improvements or alterations in or to the Premises, Subtenant shall be responsible for repair or restoration of such leasehold improvements or alterations.

        16.    ALTERATIONS.

          A.    Subtenant shall not make any alterations in or additions to the Premises ("Alterations") without the prior written consent of Sublandlord and Prime Landlord (if required). As used herein, the term "Alterations" shall include the initial work to be performed by Subtenant to prepare the Premises for the conduct of Subtenant's business. If Sublandlord consents to any proposed Alteration, Sublandlord shall request the consent of Prime Landlord, if such consent is required under the Prime Lease. If Alterations by Subtenant are consented to as aforesaid, Subtenant shall comply with all of the covenants of Sublandlord contained in the Prime Lease pertaining to the performance of such Alterations (which covenant, including, without limitation, any insurance obligations, shall be for the benefit of both Sublandlord and Prime Landlord). In addition, Subtenant shall indemnify, defend and hold harmless Sublandlord and Prime Landlord against liability, loss, cost, damage, liens and expense imposed on Sublandlord or Prime Landlord arising out of the performance of Alterations by Subtenant, including, without limitation, the removal of the Alterations as contemplated pursuant to Section 17 hereof.

          B.    Without limiting the generality of the foregoing, Subtenant shall perform all Alterations (i) at Subtenant's sole cost and expense, (ii) using contractors, mechanics or any other professionals that have been approved by Sublandlord and Prime Landlord, which approval shall not be unreasonably withheld by Sublandlord, (iii) in accordance with plans and specifications approved by Sublandlord and Prime Landlord, and (iv) in a good and workmanlike manner employing materials of good quality and so as to comply with all zoning, building, fire, health, safety and other codes, ordinances, laws and regulations relating to such construction including, but not limited to, certificate of occupancy, permit and Americans with Disabilities Act requirements. All such work shall be subject to the supervision and review of Sublandlord and its employees and agents. Subtenant shall be required to pay any supervisory or other fee payable to Prime Landlord with respect to the applicable work. Any work requiring access to, or going through, any space other than the Premises must receive the written approval of both Sublandlord and Prime Landlord.

          C.    Sublandlord may impose reasonable guidelines as may be necessary to protect its occupancy, security and operational requirements, including placing reasonable restrictions on times when any work may be performed in order to prevent undue interference with the rights, business operations and access to the Building (including parking and common areas) and the respective premises of all other occupants of the Building. In constructing and completing any work in or about the Premises, Subtenant (its employees, agents and contractors) shall do so in a manner so as to prevent undue intrusion and noise to Sublandlord or other tenants in the Building. As a condition of its approval and prior to the commencement of any work, Sublandlord may require that Subtenant post a completion bond or security deposit in an amount reasonably required by Sublandlord to cover the cost of any such proposed work.

        17.    SURRENDER.    Upon the expiration of this Sublease, or upon the termination of the Sublease or of the Subtenant's right to possession of the Premises, Subtenant will at once surrender and deliver up the Premises, together with all improvements thereon, to Sublandlord in good condition and repair, reasonable wear and tear excepted; conditions existing because of Subtenant's failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease shall not be deemed "reasonable wear and tear". Said improvements shall include all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment and other articles of personal property used in the operation of the Premises (as distinguished from operations incident to the business of Subtenant). Subtenant shall surrender to Sublandlord all keys, security codes and the like to the Premises and make known to Sublandlord the combinations for all combination locks which Subtenant is permitted to leave on the Premises. All Alterations in or upon the Premises made by Subtenant shall become a part of and shall remain upon the Premises upon such termination without compensation, allowance or credit to Subtenant; provided, however, that (i) Sublandlord shall have the right to require Subtenant to remove any Alterations made by Subtenant, or portion thereof, if the same is required to be removed pursuant to the Prime Lease, and (ii) Subtenant may remove fixtures and improvements that it desires to remove unless such removal is not permitted under the Prime Lease. In any such event, Subtenant shall restore the Premises to their condition prior to the making of such Alteration, repairing any damage occasioned by such removal or restoration, but in no event shall Subtenant be required to restore the Premises to a better condition than their condition as of the Commencement Date. If Prime Landlord requires removal of any Alteration made by Subtenant, or a portion thereof, and Subtenant does not make such removal in accordance with this Section, Sublandlord may remove the same (and repair any damage occasion thereby), and dispose thereof, or at its election, deliver the same to any other place of business of Subtenant, or warehouse the same. Subtenant shall pay the costs of such removal, repair, delivery and warehousing on demand, together with interest thereon from the date any such cost is incurred by Sublandlord at the interest rate equal to the lesser of (i) eight percent (8%) per annum or (ii) the maximum interest rate permitted by law (the "Default Interest Rate"), which costs and interest shall be Additional Rent under this Sublease.

        18.    REMOVAL OF SUBTENANT'S PROPERTY.    Upon the expiration or earlier termination of this Sublease, Subtenant shall remove (i) Subtenant's articles of personal property incident to Subtenant's business ("Trade Fixtures"), (ii) the Furniture, and (iii) any telecommunications or data processing wiring and/or cabling then located within the Premises which shall have been installed by Subtenant ("Wiring and Cabling"); provided, however, that Subtenant shall repair any injury or damage to the Premises which may result from such removal, and shall restore the Premises to the same condition as prior to the installation thereof. If Subtenant does not remove Subtenant's Trade Fixtures and/or Wiring and Cabling from the Premises prior to the expiration or earlier termination of the Term, Sublandlord may, at its option, remove the same (and repair any damage occasioned thereby and restore the Premises as aforesaid) and dispose thereof or deliver the same to any other place of business of Subtenant, or warehouse the same, and Subtenant shall pay the cost of such removal, repair, restoration, delivery or warehousing to Sublandlord on demand, which cost, together with interest thereon from the date incurred by Sublandlord at the Default Interest Rate, which cost and interest shall be Additional Rent under this Sublease.

        19.    HOLDING OVER.    Subtenant shall have no right to occupy the Premises or any portion thereof after the expiration of this Sublease or after termination of this Sublease or of Subtenant's right to possession in consequence of an Event of Default hereunder. In the event Subtenant or any party claiming by, through or under Subtenant holds over (including removal of all personal property and fixtures required to be removed and returning the Premises to Sublandlord in the condition required hereunder) by the Expiration Date or earlier termination of this Sublease, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and Subtenant shall indemnify and hold harmless Sublandlord in respect of any and all holdover charges or penalties imposed under the Prime Lease upon Sublandlord in respect of the entire Leased Space and in respect of any and all other damages, costs, liabilities or expenses (including attorneys' fees) suffered by Sublandlord in respect of Subtenant's holding over, as and when such costs, liabilities or expenses are incurred. In addition, for each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Premises after the expiration of this Sublease or after termination of this Sublease or Subtenant's right to possession, Subtenant shall pay, as minimum damages and not as a penalty, monthly rental at a rate equal to (1) for the first thirty days of holding over, 125% of the greater of (i) the rate of Base Rent and Additional Rent payable by Subtenant hereunder immediately prior to the expiration or other termination of this Sublease or of Subtenant's right to possession, or (ii) the rate of base rent and additional rent payable by Sublandlord for the Premises, on a square footage basis, immediately prior to the expiration or other termination of this Sublease or of Subtenant's right to possession, and (2) thereafter, 150% of the greater of (i) the rate of Base Rent and Additional Rent payable by Subtenant hereunder immediately prior to the expiration or other termination of this Sublease or of Subtenant's right to possession, or (ii) the rate of base rent and additional rent payable by Sublandlord for the Premises, on a square footage basis, immediately prior to the expiration or other termination of this Sublease or of Subtenant's right to possession. The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over. In no event shall any such holding over, or the receipt by Sublandlord of any amounts set forth in this Section 19, be deemed to create any month to month or other tenancy.

        20.    ENCUMBERING TITLE.    Subtenant shall not do any act which shall in any way encumber the title of Prime Landlord in and to the Building or the Property, nor shall the interest or estate of Prime Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Premises, the Building or the Property arising from any act or omission of Subtenant shall accrue only against the subleasehold estate of Subtenant and shall be subject and subordinate to the paramount title and rights of Prime Landlord in and to the Building and the Property and the interest of Sublandlord in the premises leased pursuant to the Prime Lease. Without limiting the generality of the foregoing, Subtenant shall not permit the Premises, the Building or the Property to become subject to any mechanics', laborers, or materialmen's lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of, Subtenant. If any such lien is filed against the Premises, the Building or the Property on which it is situated, Subtenant shall cause the same to be discharged, by payment, bonding or otherwise, within thirty (30) days after the filing thereof, and shall indemnify and hold harmless Sublandlord and Prime Landlord with respect to any costs, expenses (including, without limitation, attorneys' fees and expenses), losses, damages and liabilities in connection therewith. Sublandlord shall give Subtenant prompt notice of any such lien upon receiving notice thereof. If Subtenant fails to have any such lien discharged as provided above, Sublandlord may take any actions it deems appropriate to have such lien discharged, including, without limitation, payment of any sums claimed to be due, and Subtenant shall reimburse Sublandlord on demand for any such sums expended by Sublandlord, together with interest thereon from the date incurred by Sublandlord at the Default Interest Rate, all of which amounts shall be Additional Rent under this Sublease.

        21.    INDEMNITY.    Subtenant agrees to indemnify Sublandlord and hold Sublandlord harmless from all losses, damages, claims, liabilities and expenses which Sublandlord may incur, or for which Sublandlord may be liable to Prime Landlord, (i) arising from the acts or omissions of Subtenant with respect to this Sublease, the Building or the Premises, or Subtenant's use or occupancy of the Premises, or any accident or occurrence on or about the Premises (provided that such indemnification shall not apply to losses resulting solely from Sublandlord's negligence or willful misconduct), or (ii) which otherwise are incurred in connection with the subject matter of any indemnity or hold harmless agreement of Sublandlord to Prime Landlord under the Prime Lease (which obligation shall survive the expiration or earlier termination of this Sublease).

        22.    SUBLANDLORD'S RESERVED RIGHTS.    Sublandlord reserves the right, on reasonable prior notice, to inspect the Premises, or if an Event of Default shall have occurred and be continuing, to exhibit the Premises to prospective subtenants or occupants. Any entry by Sublandlord to the Premises shall be at reasonable times, upon reasonable prior notice (except in emergencies), and Sublandlord shall use commercially reasonable efforts to minimize interference with Subtenant's business in connection therewith.

        23.    DEFAULTS.    Subtenant further agrees that any one or more of the following events shall be considered Events of Default as said term is used herein, that is to say, if:

          A.    Subtenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Subtenant asking reorganization of Subtenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof; or

          B.    Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws now or hereafter amended, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

          C.    Subtenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Subtenant or any of the property of Subtenant; or

          D.    Subtenant shall admit in writing its inability to pay its debts as they become due; or

          E.    The Premises are levied on by any revenue officer or similar officer; or

          F.     A decree or order appointing a receiver of the property of Subtenant shall be made and such decree or order shall not have been vacated, stayed or set aside within sixty (60) days from the date of entry or granting thereof; or

          G.    Subtenant shall abandon the Premises during the Term hereof; or

          H.    Subtenant shall default in any payment of Rent required to be made by Subtenant hereunder when due as herein provided and such default shall continue for five (5) days after notice thereof in writing to Subtenant; or

          I.     A violation of any provision of Section 12 of this Sublease shall occur; or

          J.     Subtenant shall default in securing insurance or in providing evidence of insurance as set forth in Section 11 of this Sublease or shall default with respect to lien claims as set forth in Section 20 of this Sublease and either such default shall continue for five (5) days after notice thereof in writing to Subtenant; or

          K.    Subtenant shall, by its act or omission to act, cause a default under the Prime Lease and such default shall not be cured within the time, if any permitted for such cure under the Prime Lease, less five (5) days; or

          L.    Subtenant shall default in any of the other covenants and agreements herein contained to be kept, observed and performed by Subtenant, and such default shall continue for thirty (30) days after notice thereof in writing to Subtenant (or, if the applicable default is not reasonably susceptible to cure in thirty (30) days, if Tenant does not commence the cure thereof within thirty (30) days after receipt of written notice thereof or fails to diligently and continuously proceed to cure the default within the time period reasonably required therefor).

        24.    REMEDIES.

          A.    Upon the occurrence of any one or more Events of Default, Sublandlord may exercise any remedy against Subtenant which Prime Landlord may exercise for default by Sublandlord under the Prime Lease and any remedy available at law or in equity for a breach of this Sublease. In addition to other remedies of Sublandlord hereunder and by law, Subtenant agrees that in the event of a default by Subtenant of any of the terms of this Sublease, Sublandlord may perform such obligations on behalf of Subtenant and Subtenant shall immediately reimburse Sublandlord for the costs of same on demand, together with interest thereon at the Default Interest Rate from the date any such costs are incurred until the date Sublandlord is reimbursed in full therefor.

          B.    Neither party shall have any liability under this Sublease for consequential, special, indirect or punitive damages.

        25.    SECURITY DEPOSIT.

          A.    As security for the faithful performance and observance by Subtenant of the terms, provisions, covenants and conditions of this Sublease, Subtenant is simultaneously herewith delivering to Sublandlord a security deposit in the amount set forth in Section 1(O).

          B.    In an Event of Default shall have occurred in respect of any of the terms, provisions, covenants and conditions of this Sublease, including, but not limited to, the payment of Base Rent or Additional Rent, Sublandlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Base Rent or Additional Rent, or any other sum as to which Subtenant is in default or for any sum which Sublandlord may expend or may be required to expend by reason of Subtenant's default in respect of any of the terms, provisions, covenants, and conditions of this Sublease, including, but not limited to, any damages or deficiency accrued before or after any re-entry by Sublandlord.

          C.    In the event that Subtenant defaults in respect of any of the terms, provisions, covenants and conditions of the Sublease and Sublandlord utilizes all or any part of the security but does not terminate this Sublease as provided herein, Sublandlord may in addition to exercising its rights as provided in Section 25(B), retain the unapplied and unused balance of the security deposited by Subtenant as security for the faithful performance and observance by Subtenant thereafter of the terms, provisions, covenants and conditions of this Sublease and may use, apply or retain the whole or any part of said balance to the extent required for payment of Base Rent, Additional Rent or any other sum as to which Subtenant is in default or for any sum which Sublandlord may expend or be required to expend by reason of Subtenant's default in respect of any of the terms, covenants, and conditions of this Sublease. In the event Sublandlord applies or retains any portion or all of the security delivered hereunder, Subtenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be no less than the security required by Section 1(O) .

          D.    If no uncured default then exists under this Sublease, the security shall be returned to Subtenant after the Expiration Date and after delivery of entire possession of the Premises to Sublandlord. In the event of an assignment of the Prime Lease by Sublandlord, Sublandlord shall have the right to transfer any interest it may have in the security to the assignee and Sublandlord shall thereupon be released by Subtenant from all liability for the return of such security, provided such assignee assumes any responsibilities of Sublandlord with respect to such security, and Subtenant agrees to look solely to the new sublandlord for the return of said security; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new sublandlord. Subtenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

        26.    NOTICES AND CONSENTS.    All notices, demands, requests, consents or approvals which may or are required to be given by either party to the other shall be in writing and shall be sent by United States certified mail, postage prepaid, return receipt requested or by overnight commercial courier service (a) if to Subtenant, addressed to Subtenant at the address specified in Section 1(B) or at such other place as Subtenant may from time to time designate by notice in writing to Sublandlord or (b) if for Sublandlord, addressed to Sublandlord at the address specified in Section 1(C) or at such other place as Sublandlord may from time to time designate by notice in writing to Subtenant. Any such notice, demand, request, consent or approval shall be deemed given when received, or on the date on which delivery is refused. Subtenant agrees promptly to deliver to Sublandlord a copy of each notice, demand, request, consent or approval sent by Subtenant to Prime Landlord, or received from Prime Landlord, relating to this Sublease or the Premises. Such copies shall be delivered by overnight commercial courier service.

        27.    PROVISIONS REGARDING SUBLEASE.    This Sublease and all the rights of parties hereunder are subject and subordinate to the Prime Lease. Subtenant agrees that it will not, by its act or omission to act, cause a default under the Prime Lease. In furtherance of the foregoing, the parties hereby confirm, each to the other, that it is not practical in this Sublease agreement to enumerate all of the rights and obligations of the various parties under the Prime Lease and specifically to allocate those rights and obligations in this Sublease agreement. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Prime Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Sublandlord against a default by Subtenant which might cause a default or event of default by Sublandlord under the Prime Lease:

          A.    Except as otherwise expressly provided herein, Sublandlord shall perform its covenants and obligations under the Prime Lease which do not require for their performance possession of the Premises and which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord. Furthermore, Sublandlord shall perform those covenants and obligations which require access to the Premises (and Subtenant shall provide such access to Sublandlord upon request) where the applicable matter is specifically the obligation of Sublandlord under this Sublease (e.g., to cure pre-existing violations of law or repair a defect that is a pre-existing condition) or is the result of Sublandlord's acts or negligence.

          B.    Except as otherwise expressly provided herein, Subtenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Prime Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Premises. If practicable, Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Prime Lease at least five (5) days prior to the date when Sublandlord's performance is required under the Prime Lease. Sublandlord shall have the right to enter the Premises to cure any default by Subtenant under this Section, and Subtenant shall reimburse Sublandlord on demand for any costs and expenses, including, without limitation, attorneys' fees and expenses, incurred by Sublandlord in connection with any such entry and cure. To the extent Sublandlord becomes liable to Prime Landlord under the Prime Lease as a result of any act or omission of Subtenant, Subtenant's agents, representatives, contractors, employees or invitees, or any other person claiming by, through or under Subtenant, then Subtenant shall pay to Sublandlord immediately upon demand the amount so payable by Sublandlord to Prime Landlord. Amounts payable by Subtenant under the preceding two sentences shall bear interest from the date of demand to the date of payment in full at the Default Interest Rate.

          C.    Sublandlord hereby grants to Subtenant the right to receive all of the services and benefits with respect to the Premises which are to be provided by Prime Landlord under the Prime Lease. Sublandlord shall have no duty to perform any obligations of Prime Landlord which are, by their nature, the obligation of an owner or manager of real property. For example, Sublandlord shall not be required to provide the services or repairs which the Prime Landlord is required to provide under the Prime Lease. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Prime Landlord in the performance or observance by Prime Landlord of any of its obligations under the Prime Lease, nor shall such default by Prime Landlord affect this Sublease or waive or defer the performance of any of Subtenant's obligations hereunder. Notwithstanding the foregoing, the parties contemplate that Prime Landlord shall, in fact, perform its obligations under the Prime Lease and in the event of any default or failure of such performance by Prime Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Prime Landlord to perform its obligations under the Prime Lease.

          D.    Notwithstanding anything to the contrary contained herein, Subtenant shall not have the right to receive the benefits extended to Sublandlord which relate to the Leased Space under the Prime Lease and not specifically to the Premises, which rights shall be personal only to Sublandlord, including without limitation the following provisions of the Prime Lease: Section 1.2.6, Extension of Term; Section 1.2.7, Rent Appraisal; Section 1.2.8, Refurbishment Allowance; Section 4.7, Building Amenities; Section 17.1.4, Option to Reduce/Increase; Section 17.1.9, Building Antenna; Section 17.2, Option to Surrender; Section 17.3, Early Termination Right; Section 17.4, Right of First Offer; Section 17.5, Exclusivity; and Exhibit L, Exterior Signage.

          E.    So long as this Sublease is in effect, Sublandlord shall not exercise its surrender right under Section 17.2 of the Prime Lease in a manner that affects the Premises.

          F.     To the extent Sublandlord receives an abatement of rent under the Prime Lease in connection with any interruption of services, untenantability or other matter than affects the Premises, Subtenant shall be entitled to a corresponding abatement of Rent under this Sublease.

        28.    PRIME LANDLORD'S CONSENT.    This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord's obtaining prior written consent hereto by Prime Landlord and Prime Landlord not exercising its right to recapture the Premises pursuant to Section 13.1 of the Prime Lease, which consent shall be in the form of Exhibit G annexed hereto with a modification thereto in which Prime Landlord agrees that Subtenant shall have the same rights with respect to "Permitted Transfers" as Sublandlord has under the Prime Lease (provided, however, that Subtenant in its sole discretion may waive the requirement for such modification to the consent form).

Subtenant shall promptly deliver to Sublandlord any information reasonably requested by Prime Landlord (in connection with Prime Landlord's approval of this Sublease) with respect to the nature and operation of Subtenant's business and/or the financial condition of Subtenant. Sublandlord and Subtenant hereby agree, for the benefit of Prime Landlord, that this Sublease and Prime Landlord's consent hereto shall not (a) create privity of contract between Prime Landlord and Subtenant; (b) be deemed to have amended the Prime Lease in any regard; or (c) be construed as a waiver of Prime Landlord's right to consent to any assignment of the Prime Lease by Sublandlord or any further subletting of premises leased pursuant to the Prime Lease, or as a waiver of Prime Landlord's right to consent to any assignment by Subtenant of this Sublease or any sub-subletting of the Premises or any part thereof. If Prime Landlord fails to consent to this Sublease within sixty (60) days after the execution and delivery of this Sublease, or if Prime Landlord fails to consent to the performance of the Sublandlord Improvement Work within sixty (60) days after the execution and delivery of this Sublease, then in either event, either party shall have the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter, but before Prime Landlord grants such consent. Consent may be granted only by a written instrument reasonably acceptable to Sublandlord and Subtenant and signed by Prime Landlord.

        29.    BROKERAGE.    Each party represents and warrants to the other party that it has had no dealings with any broker or agent in connection with this Sublease other than the Broker as specified in Section 1(Q), and covenants to indemnify and hold such other party harmless from and against (i) any and all costs (including, without limitation, attorneys' fees and expenses), expense or liability for any compensation, commissions or charges claimed by any other broker or other agent with whom the indemnifying party is alleged to have dealt with respect to this Sublease or the negotiation thereof on behalf of such indemnifying party, or the breach by such indemnifying party of the foregoing representation and warranty, and (ii) the costs and expenses of the indemnified party in connection with any such claim. Landlord shall pay any commissions or fees due to the Broker pursuant to a separate agreement(s). The provisions of this Section 29 shall survive the expiration or termination of this Sublease.

        30.    GOVERNING LAW.    This Sublease shall be governed by and construed in accordance with the laws of the State of New Jersey.

        31.    JURY TRIAL WAIVER.    Sublandlord and Subtenant hereby waive trial by jury in any action or proceeding brought by either of the parties hereto against the other on any matters arising out of or in any way connected with this Sublease or Subtenant's use or occupancy of the Premises.

        32.    NUMBER AND GENDER.    All terms used herein shall include any number or gender, as the context may require.

        33.    NO WAIVER; CUMULATIVE REMEDIES; MISCELLANEOUS.

          A.    No receipt of moneys by Sublandlord from Subtenant after the termination or cancellation of this Sublease shall reinstate, continue or extend the Term, or operate as a waiver of the right of Sublandlord to enforce the payment of Base Rent or Additional Rent then due, or thereafter falling due, or operate as a waiver of the right of Sublandlord to recover possession of the Premises by proper suit, action, proceeding or remedy.

          B.    The failure of Sublandlord or Subtenant to enforce any agreement, condition, covenant or term of this Sublease shall not be deemed to waive or affect the right of Sublandlord or Subtenant to enforce the same or any other agreement, condition, covenant or term of this Sublease in the event of a subsequent default or breach.

          C.    The receipt by Sublandlord of Rent with knowledge of the breach of any of the terms, covenants or conditions of this Sublease shall not be deemed a waiver of such breach. The acceptance of any check or payment bearing or accompanied by any endorsement, legend or statement shall not be deemed an accord and satisfaction. No surrender of the Premises by Subtenant (prior to the expiration or termination of this Sublease) shall be valid unless consented to in writing by Sublandlord.

          D.    Subtenant, for itself and any and all persons claiming through or under Subtenant, including its creditors, upon the termination of this Sublease or expiration of the Term in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Sublandlord shall reenter the Premises by process of law or otherwise lawfully, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Sublease for the Term of this Sublease after having been dispossessed or ejected therefrom by process of law after a final, non-appealable order.

          E.    The rights and remedies given to Sublandlord in this Sublease are distinct, separate and cumulative, and none of them, whether or not exercised by Sublandlord, shall be deemed to be in exclusion of any of the others, or of any rights or remedies otherwise provided at law or in equity. In addition to the other remedies in this Sublease provided, Sublandlord shall be entitled to pursue the restraint by injunction of the violation or attempted or threatened violation of any of the terms, covenants or conditions of this Sublease or to a decree compelling performance of any of such terms, covenants or conditions.

          F.     This Sublease contains the entire agreement of the parties with respect to the subject matter hereof, and any prior agreements or understandings, oral or written, are merged herein. This Sublease may not be extended, renewed, terminated or modified, nor may any provision hereof be waived, except by an instrument in writing executed by the party against whom enforcement of the same is sought.

          G.    There shall be no allowance or credit or abatement or diminution of Rent or liability on the part of Sublandlord or Prime Landlord by reason of inconvenience, injury or annoyance to business or otherwise arising from or in connection with the making of any repairs, alterations, additions or improvements in or to any portion of the Premises, the Building or the Property.

          H.    Each party shall, at any time and from time to time, as requested by the other party, execute and deliver to the requesting party within twenty (20) days after receipt of such request a statement (a) certifying that this Sublease is unmodified and in full force and effect (or if modified, that same is in full force and effect as modified and stating the modifications), (b) certifying the dates to which Base Rent and Additional Rent have been paid, (c) stating whether or not, to the knowledge of the party giving the statement, either party is in default in the performance of any of its obligations under this Sublease, and, if so, specifying each such default of which such party has knowledge, and (d) stating whether or not, to the knowledge of the party giving the statement, any condition or event exists which with the giving of notice or the passage of time, or both, would constitute such a default, and, if so, specifying each such condition or event.

          I.     Where applicable, Subtenant shall be responsible for all additional costs incurred by Sublandlord as a result of this Sublease and in connection with Subtenant's use of the Premises, to include, but not limited to, security cards and keys and, if applicable, parking cards.

          J.     [Intentionally Omitted.]

          K.    Subtenant agrees that it shall promptly furnish Sublandlord, from time to time, upon Sublandlord's written request, with financial statements reflecting Subtenant's current financial condition. Subtenant represents and warrants that all records and information furnished to Sublandlord in connection with this Sublease are true, complete and correct in all material respects, and that all financial statements furnished to Sublandlord in connection with this Sublease present fairly the financial condition of Subtenant as of the date thereof and the results of Subtenant's operations for the period(s) covered thereby.

          L.    The review, approval, inspection or examination by Sublandlord of any item to be reviewed, approved, inspected or examined by Sublandlord under the terms of this Sublease shall not constitute the assumption of any responsibility by Sublandlord for either the accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review, approval, inspection or examination by Sublandlord is for the sole purpose of protecting Sublandlord's interests in the Building and under this Sublease, and no third parties, including, without limitation, Subtenant or any person or entity claiming through or under Subtenant, or the contractors, agents, servants, employees, visitors or licensees of Subtenant or any such person or entity, shall have rights hereunder or thereunder.

          M.   Neither preparation nor delivery of this Sublease to Subtenant shall constitute an offer to sublease the Premises, and both parties acknowledge that this Sublease shall not be binding upon either party unless and until a fully executed counterpart is delivered to both parties.

        34.    REPRESENTATIONS OF THE PARTIES.    Each of Sublandlord and Subtenant represents to each other that, subject to obtaining the consent of Prime Landlord to this Sublease and the provisions of any agreement pursuant to which such consent is granted, such party has the power and authority to execute and deliver this Sublease and perform its obligations hereunder.

        35.    SUCCESSORS AND ASSIGNS.    The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Sublandlord and Subtenant and their respective successors and assigns.

        36.    SUBTENANT'S SECURITY SYSTEM.    Subtenant shall, at Subtenant's sole cost and expense, install its own security system for the Premises, which system shall be selected by Subtenant in consultation with Sublandlord. Subtenant acknowledges that Sublandlord shall not provide security for nor monitor the Premises. Upon the expiration or earlier termination of the Sublease Term, Subtenant shall remove such system and all equipment relating thereto. Subtenant shall provide to Sublandlord and Prime Landlord such means of access to the Premises as may be required in the case of an emergency. Sublandlord shall provide to Subtenant, at Sublandlord's expense, an initial set of building entry cards for Subtenant's personnel.

        37.    SPECIALLY DESIGNATED NATIONALS.    As required under U.S. law, the parties seek to avoid engaging, directly or indirectly, in any transaction with persons who the U.S. Department of the Treasury has determined to be a "specially designated national" as defined in 31 C.F.R. § 500.306. Accordingly, each of Sublandlord and Subtenant represents and warrants to the other that (1) such party is not itself a specially designated national and (2) such party is not acting on behalf of or in conjunction with any specially designated national. Subtenant further represents and warrants that notwithstanding anything herein to the contrary, Subtenant will not assign this Sublease to, sublease all or any portion of the Premises to, permit occupancy of any portion of the Premises by, or otherwise deal with or accept funds from, a specially designated national or for the benefit of such a person in violation of U.S. law.

        38.    EXTENSION OPTION:

          A.    If Sublandlord shall not have elected to terminate the Prime Lease (either pursuant to Section 17.3 of the Prime Lease or by agreement with Prime Landlord), then Subtenant shall have one option to extend the Term, in accordance with the provisions of this Section 38, for an additional period ending on March 31, 2018 (the "Extended Term"), commencing on the day following the Expiration Date of the original Term. The option for the Extended Term may be exercised only by Subtenant giving notice to that effect to Sublandlord not later than February 28, 2013. TIME SHALL BE OF THE ESSENCE with respect to the exercise of such option. In the event Subtenant timely delivers its notice of extension as required hereunder, Sublandlord will notify Subtenant on or before April 30, 2013 (1) whether the Premises will be available to Subtenant during the Extended Term or (2) whether Sublandlord shall have made or intends to make an election pursuant to the first sentence of this Section 38 that would preclude the effectiveness of Subtenant's extension option. If Sublandlord does not make such election to terminate and the Premises are available for sublease to Subtenant during the Extended Term, then the Extended Term shall be upon the same terms, covenants and conditions of this Sublease as shall be in effect immediately prior to such extension, except that the Base Rent for the Extended Term shall be determined as provided in Section 38(C). The extension option contained in this Section 38 shall not apply if an Event of Default, or a failure to timely pay an item of Rent which, with the giving of notice or the passage of time, would constitute an Event of Default, shall have occurred and remain uncured at the time of either (i) Subtenant's exercise of the extension option or (ii) the beginning of the Extended Term. Notwithstanding the foregoing, the extension option contained in this Section 38 is personal to the Subtenant named herein (and transferees pursuant to a Permitted Transfer) and may not otherwise be assigned.

          B.    If Subtenant shall fail to exercise timely the extension option hereunder, such extension option shall lapse and Subtenant shall have no further right to exercise the same or to otherwise extend the Term.

          C.    The Base Rent during the Extended Term shall be the Fair Market Rental Value of the Premises (including increases thereof during the Extended Term). "Fair Market Rental Value" shall mean the fair market rental value of the Premises for the Extended Term taking into account the rental that would be paid by a subtenant to an unaffiliated sublandlord for comparable space in the Princeton, New Jersey market, the length of the Extended Term and all other factors relevant to such determination. If Subtenant exercises its option to extend and the Premises are available for subleasing by Subtenant during the Extended Term as provided in Section 38(A) above, then on or before April 30, 2013, Sublandlord shall deliver to Subtenant Sublandlord's estimate of the Fair Market Rental Value of the Premises for the Extended Term. If the Base Rent specified in Sublandlord's notice shall exceed the Base Rent for the initial Term of this Sublease, Subtenant will notify Sublandlord within thirty days after its receipt of Sublandlord's notice as to whether Subtenant agrees with Sublandlord's estimate. If Subtenant disputes Sublandlord's estimate of the Fair Market Rental Value, the parties shall endeavor within thirty (30) days thereafter to agree upon the Fair Market Rental Value of the Premises for the Extended Term. If prior to the end of such thirty (30) day period the parties agree on the Fair Market Rental Value of the Premises for the Extended Term, then they shall promptly execute an amendment to this Sublease stating the Base Rent so agreed upon. If during such thirty (30) day period the parties are unable, for any reason whatsoever, to agree on such Fair Market Rental Value, then within ten (10) business days thereafter the parties shall each appoint a real estate broker who shall be licensed in New Jersey and who specializes in the field of commercial office space leasing in the vicinity of Princeton, New Jersey, has at least ten (10) years of leasing experience and is recognized within the field as being reputable and ethical. Such two individuals shall attempt to determine within ten (10) business days after their appointment a mutually acceptable Fair Market Rental Value of the Premises for the Extended Term (to be not less than the minimum specified above). If within ten (10) business days after appointment such individuals cannot agree on such a Fair Market Rental Value, then the two individuals shall, within five (5) business days after the expiration of such tenth (10th) business day, render separate written reports of their respective determinations and together appoint a similarly qualified individual (who shall be an independent person who shall not have represented either party during the three year period immediately preceding such appointment). The third individual shall within ten (10) business days after his or her appointment make a determination of the Fair Market Rental Value of the Premises for the Extended Term (to be not less than the minimum specified above), utilizing the principles of "baseball" arbitration (i.e., the determination shall be limited to selecting the proposal which is closer to the then current Fair Market Rental Value of the Premises for the Extended Term), which determination shall be final and conclusive. Sublandlord and Subtenant shall each bear the cost of its respective real estate broker and shall share equally the cost of the third real estate broker. Upon determination of the Fair Market Rental Value as provided above, the parties shall promptly execute an amendment to this Sublease stating the Base Rent for the Extended Term so determined. For the purposes of Section 8 of this Sublease, during the Extended Term, if applicable, Subtenant's payments under such Section 8 shall be computed as if the "Base Year for Expenses" (as defined in the Prime Lease) were calendar year 2014.

[signature page follows]

        The parties have executed this Sublease as of the day and year first above written.

SUBLANDLORD
CA, INC.
By:	/s/ Charles Quinn
	Name:	Charles Quinn
	Title:	Vice President
SUBTENANT
EPOCRATES, INC.
By:	/s/ Burt Podbere
	Name:	Burt Podbere
	Title:	SVP Finance & CAO

EXHIBIT A

DIAGRAM OF THE PREMISES

EXHIBIT B

PRIME LEASE

EXHIBIT C

FORM OF COMMENCEMENT DATE AGREEMENT

        COMMENCEMENT DATE AGREEMENT, dated as of the                    day of                    , 2010, between CA, INC., a Delaware corporation ("Sublandlord") and EPOCRATES, INC., a                     corporation ("Subtenant").

W I T N E S S E T H :

        1.     The parties hereto have entered into a Sublease dated as of                    , 2010 (the "Sublease") for the subleasing by Sublandlord to Subtenant of a portion of the third floor, consisting of approximately 20,478 rentable square feet, in the building located at 200 Princeton South, Ewing, New Jersey.

        2.     The Commencement Date (as defined in the Sublease) is                    .

        3.     The Rent Commencement Date (as defined in the Sublease) is                    .

        4.     The Expiration Date (as defined in the Sublease) is                    .

        IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Commencement Date Agreement as of the day and year first above written.

SUBLANDLORD
CA, INC.
By:
Name:
Title:
SUBTENANT
EPOCRATES, INC.
By:
Name:
Title:

EXHIBIT D

PLAN SHOWING DEMISING WALL

EXHIBIT E

PARKING PLAN

EXHIBIT F

FURNITURE INVENTORY

EXHIBIT G

FORM OF CONSENT

October 14, 2010

CA, Inc.	Epocrates, Inc.
One CA Plaza	1100 Park Place, Suite 300
Islandia, NY 11749	San Mateo, CA 94403
Attn: Lease Administration	Attn: Mr. John Owens
  Re:
  Sublease (the "Sublease") dated September 30, 2010, by and between CA, Inc., a Delaware corporation ("Sublandlord" or "Tenant"), as Sublandlord, and Epocrates, Inc., a Delaware corporation ("Subtenant"), as Subtenant, a copy of which is attached hereto and hereby made a part hereof as Exhibit A

Ladies and Gentlemen:

        The undersigned Princeton South Development, L.L.C., a Delaware limited liability company, the Landlord under that certain Office Lease Agreement dated November 8, 2006 by and between Landlord and Tenant (as heretofore or hereafter amended, modified or supplemented, the "Prime Lease"), does hereby consent to the execution and delivery by Sublandlord and Subtenant of the Sublease in the form attached hereto as Exhibit A, subject to the following conditions:

            (i)  the Sublease is and shall be subject and subordinate in all respects to: (A) the Prime Lease and all of the terms, covenants, conditions and obligations on Sublandlord's part to be observed and performed thereunder, and in the event of any inconsistency or conflict between the terms and provisions of the Sublease and the terms and provisions of the Prime Lease, the terms and provisions of the Prime Lease shall control; and (B) each and every mortgage and underlying lease (including all modifications and extensions thereof) now or hereafter affecting the Building (as defined in the Prime Lease) to which the Prime Lease is subject or subordinate;

           (ii)  Landlord's and its mortgage lender's approval of the Sublease shall not release or discharge Sublandlord from any of its covenants, obligations or agreements to be performed under the Prime Lease and in no event shall the Sublease increase the obligations or decrease the rights of Landlord under the Prime Lease or assign any of Sublandlord's rights under the Prime Lease to Subtenant, and any provisions of the Sublease that would otherwise have the effect of so increasing the obligations or decreasing the rights of Landlord under the Prime Lease or assigning any of Sublandlord's rights under the Prime Lease to Subtenant shall be null and void;

          (iii)  Landlord's and its mortgage lender's approval of the Sublease is limited to the Sublease only, and any further assignment, sublease, amendment or modification of or under the Sublease or the Prime Lease shall require the prior written consent of Landlord pursuant to Section 13.1 of the Prime Lease; and

          (iv)  Subtenant agrees that in the event of termination, re-entry or dispossession of Sublandlord by Landlord under the Prime Lease (which is not based upon a default or an "event of default" by Subtenant under the Sublease), then upon the request of Landlord made within thirty (30) days after such termination, reentry or dispossession of Sublandlord by Landlord under the Prime Lease, Landlord may, at its sole option and in its absolute discretion, elect to either terminate the Sublease or take over all of the right, title and interest of Sublandlord, as sublessor, under the Sublease, whereupon Subtenant shall attorn to Landlord upon all of the then executory terms, conditions and covenants as are set forth in the Sublease, except that Landlord shall not be (a) liable for any previous act or omission of Sublandlord under the Sublease except to the extent that (1) the need to remedy the any such act or omission of Sublandlord continues after such attornment is effective and (2) Landlord is notified of same in writing prior to the effectiveness of the attornment, (b) subject to any credits, offsets, defenses or claims that theretofore accrued to Subtenant against Sublandlord under the Sublease, (c) bound by any previous modification, amendment or waiver of any provision of the Sublease or by any previous prepayment of more than one (1) month's rent or additional rent unless previously approved by Landlord, (d) bound by any covenant to undertake or complete or make payment to or on behalf of Subtenant with respect to any construction of the premises subject to the Sublease or any portion thereof demised by the Sublease, (e) bound by any representations or warranties made or given by Sublandlord under the Sublease, (f) bound by any indemnities made or given by Sublandlord under the Sublease, and (g) bound by any obligations to make any other payment to or on behalf of Subtenant, except for services, repairs, maintenance and restoration provided for under the Sublease to be performed after the date of such termination, reentry or dispossession of Sublandlord by Landlord under the Prime Lease and which Landlord is required to perform thereunder with respect to the subleased space at Landlord's expense. The provisions of this paragraph (iv) shall apply notwithstanding that, as a matter of law, the Sublease may terminate upon the expiration, termination or surrender of the Prime Lease. The provisions of this paragraph (iv) shall be self-operative upon such attornment; provided, however, that Subtenant, upon demand of Landlord, shall execute and deliver such instrument or instruments (including a new lease), consistent with the provisions of this Consent, for the Sublease Premises, as Landlord may reasonably request to evidence and confirm the foregoing provisions of this paragraph (iv).

        Landlord also hereby agrees as follows:

          (a)   Subject to the terms and provisions of the Prime Lease with respect to Alterations (as defined in the Prime Lease), Sublandlord and/or Subtenant may construct and install the Alterations to be made in and to the premises subject to the Sublease in accordance with the plans and specifications therefor described in Exhibit B attached hereto and hereby made a part hereof, as the same may be modified by any changes thereto hereafter approved by Landlord. With respect to other or future Alterations that Subtenant may wish to install or construct, the provisions of Article 8 of the Prime Lease shall govern such Alterations, and Landlord shall have only such approval, notice and other rights relating thereto that it has with respect to Alterations proposed by Sublandlord pursuant to the Prime Lease.

          (b)   Subject to the terms and provisions of the Prime Lease with respect to signage and signs, Subtenant shall be entitled to have building directory signage and a sign at the door entering into the premises subject to the Sublease (but no exterior building or building façade or monument signage), if and to the same extent that Sublandlord is entitled to have such signage and sign pursuant to the Prime Lease, and in addition to any such building directory signage and sign maintained by Sublandlord from time to time pursuant to the Prime Lease with respect to space occupied by Sublandlord.

          (c)   Subtenant and its employees, guests and invitees shall be entitled to use and enjoy the Common Area (as defined in the Prime Lease) to the same extent that Sublandlord and its employees, guests and invitees are entitled to use and enjoy the Common Areas pursuant to the Prime Lease, subject to the terms and provisions of the Prime Lease with respect to the Common Area.

LANDLORD: PRINCETON SOUTH DEVELOPMENT, L.L.C. By ODP Princeton, L.L.C., its Managing Member By Opus Properties, L.L.C., its Manager
By:	/s/ WADE C. LAU
Name:	Wade C. Lau
Its:	Vice President

AGREED TO AND ACKNOWLEDGED BY;
SUBLANDLORD:
CA, INC.

By:	/s/ CHARLES QUINN
Name:	Charles Quinn
Its:	Vice President, Real Estate

SUBTENANT:
EPOCRATES, INC.

By:	/s/ JOHN OWENS
Name:	John Owens
Its:	SVP Human Resources

cc:	CA, Inc. One CA Plaza Islandia, NY 11749 Attn: Legal—Real Estate Notice

EXHIBIT A
[Copy of Executed Sublease]

EXHIBIT B
[Description of Plans and Specifications for Tenant Improvements under Sublease]